                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                  --------------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

               Date of Report (Date of earliest event reported) :
                              December 28, 2000
 ------------------------------------------------------------------------------

                            Lucent Technologies Inc.
                     --------------------------------------
             (Exact name of registrant as specified in its charter)

                                    Delaware
      --------------------------------------------------------------------
                 (State or other jurisdiction of incorporation)

                  1-11639                                              22-3408857
------------------------------------------------             ---------------------------------------
      (Commission File Number)                               (IRS Employer Identification No.)

600 Mountain Avenue, Murray Hill, New Jersey                               07974
-------------------------------------------------                    ---------------
(Address of principal executive offices)                                 (Zip Code)

                                 (908) 582-8500
               ---------------------------------------------------
                         (Registrant's Telephone Number)

Item 9.  Regulation FD Disclosure.

         Earnings Highlights furnished pursuant to Regulation FD.

                           [Lucent Technologies LOGO]




HIGHLIGHTS

_______________________________________________________________________________


  Information                                      Revised
---------------                                    December 28, 2000
 For Investors                                     Supersedes Highlights Issued
                                                   October 23, 2000





   Pro Forma Revenue from Continuing Operations rose 6.3% to $8,680 million, for the Fourth Fiscal Quarter 2000


   Pro Forma diluted EPS from Continuing Operations declined 58.3% to $0.10, for the Fourth Fiscal Quarter 2000



Lucent Technologies reported pro forma diluted earnings per share from continuing operations for its fourth fiscal quarter ended September 30, 2000 of $0.10 per share, or $341 million. This compares with $0.24 per share, or $768 million in the year-ago quarter. The pro forma continuing operations results exclude Avaya, which was spun off on September 30, 2000, Consumer Products, amortization of goodwill and other acquired intangibles, and one-time events, including purchased in-process research and development (IPRD) (see Notes D, G, and I).


Pro forma revenue from continuing operations, which excludes Avaya and Consumer Products, increased 6.3% to $8,680 million versus $8,166 million a year ago (see Notes D and I). Fourth quarter 2000 revenue from Service Provider Networks decreased 5.2% and revenue from Microelectronics and Communications Technologies increased 58.9%, in comparison to the year-ago quarter.


On an as reported basis, revenue from continuing operations increased 4.0% to $8,680 million this quarter as compared to $8,347 million in the quarter ended September 30, 1999. After including $131 million (non-tax impacting) (or $0.04 per share) for IPRD related to the Spring Tide acquisition, $335 million of goodwill and other acquired intangibles amortization, and a $433 million net loss (or $0.13 loss per diluted share) from discontinued operations related to the spin-off of Avaya, Lucent's as reported results for the quarter were a net loss of $484 million, or ($0.14) loss per diluted share, compared with net income of $947 million, or $0.29 per diluted share in the year-ago quarter.


A Publication Of Investor Relations

Fiscal Year 2000 Results Commentary

For the twelve months ended September 30, 2000, pro forma net income from continuing operations was $3,093 million, or $0.93 per diluted share. For the twelve months ended September 30, 1999, pro forma net income from continuing operations was $3,593 million or $1.12 per diluted share. The pro forma continuing operations results exclude Avaya, which was spun off on September 30, 2000, Consumer Products, amortization of goodwill and other acquired intangibles, and one-time events, including IPRD (see Notes D, G, and I).


The company's pro forma revenue from continuing operations, which excludes Avaya and Consumer Products for the twelve months ended September 30, 2000 grew 12.3% to $33,577 million as compared with $29,910 million in the twelve month period ended September 30, 1999 (see Notes D and I). For the year, revenue from within the United States grew 13.7% in comparison to the prior year and represented approximately 65.8% of total revenue. Revenue generated outside the United States grew 9.7% and represented approximately 34.2% of total revenue.


For the twelve months ended September 30, 2000, revenue from Service Provider Networks increased 6.8% to $26,509 million when compared to $24,833 million for the twelve months ended September 30, 1999. Revenue from Microelectronics and Communications Technologies increased 38.3% to $6,953 million for the twelve months ended September 30, 2000 when compared to $5,026 million for the similar prior year period.


Pro Forma Revenue from Continuing Operations* (Unaudited; Millions of Dollars)

                                                          For the Three Months Ended
                                                     ----------------------------------
                                                     9/30/00      9/30/99        Change
                                                     -------      -------        ------
Service Provider Networks                             6,479         6,831         (5.2)%
Microelectronics and Communications Technologies      2,139         1,346         58.9 %
Other and Corporate                                      62           (11)          NM
                                                      -----         -----         ----
Pro Forma Revenue from Continuing Operations          8,680         8,166          6.3 %
                                                      =====         =====         ====



    The accompanying notes are an integral part of the financial schedules.

_________

* Excludes Avaya, which was spun off on September 30, 2000 and Consumer Products (see Notes D and I). NM = Not Meaningful



PRO FORMA REVENUE FROM CONTINUING OPERATIONS for the fourth fiscal quarter 2000 increased 6.3% over the corresponding quarter of 1999. For the three months ended September 30, 2000, revenue from within the United States grew approximately 3.1%. Revenue generated outside the United States increased by approximately 12.1% in comparison to the year-ago period and represented approximately 37.3% of total revenue.


Revenue from SERVICE PROVIDER NETWORKS decreased $352 million or 5.2% in comparison to the year-ago quarter. Revenue decreases were primarily due to a decline in revenues from optical networking products, which primarily resulted from being late to market with the OC-192 product, which affected the entire product cycle, from engineering and manufacturing to deployment and launch, and lower revenues from switching products primarily due to the shift in customer spending away from circuit switching, pricing pressures and the impact of a substantial reduction in a major long-term foreign project. These decreases were partially offset by increased sales of service provider Internet infrastructure and professional services.

Revenue generated from service providers in the United States decreased approximately 10.5% for the fourth fiscal quarter of 2000 in comparison to the same period of 1999. Sales generated outside the United States increased approximately 5.7% over the year-ago quarter as sales growth was impacted by the substantial reduction of a major long-term foreign project. Excluding the impact of this project, growth outside the United States would have been 23.7% higher than the year-ago quarter.


Revenue from MICROELECTRONICS AND COMMUNICATIONS TECHNOLOGIES increased $793 million or 58.9% over the comparable quarter of fiscal 1999. Revenue growth included increased sales of optoelectronic components, optical fiber, and power systems, as well as customized chips for high-speed communications and wired and wireless LAN systems.


Revenue from within the United States increased approximately 80.9% in comparison to the year-ago quarter. Revenue gains from outside the United States increased approximately 34.6% in comparison to the year-ago quarter and reflected increases in the Asia/Pacific and Caribbean/Latin America regions and Canada.

Pro Forma Income Statement from Continuing Operations*
(Unaudited; Millions of Dollars, except per share amounts)

                                                      For the Three Months Ended
                                              As Reported           Pro Forma
                                                9/30/00   9/30/00    9/30/99   CHANGE**
                                                -------   -------    -------   ------
Revenue                                          $8,680    $8,680     $8,166      6.3 %
Costs                                             5,436     5,436      4,458     21.9 %
                                                -------    ------     ------    -----
Gross Margin                                      3,244     3,244      3,708    (12.5)%
  Selling, general and administrative,
  before amortization of goodwill and
  other acquired intangibles                      1,674     1,674      1,460     14.7 %
  Amortization of goodwill and other
  acquired intangibles                              335         -          -       NA
                                                -------    ------     ------    -----
  Total Selling, General and Administrative       2,009     1,674      1,460     14.7 %
  Research and Development                        1,039     1,039      1,066     (2.5)%
  IPRD                                              131         -          -       NA
                                                -------    ------     ------    -----
Total Operating Expenses                          3,179     2,713      2,526      7.4 %
                                                -------    ------     ------    -----
Operating income                                     65       531      1,182    (55.1)%
Other income, net                                    15        15         74    (79.7)%
Interest expense                                    106       106         92     15.2 %
                                                -------    ------     ------    -----
Income (loss) from Continuing Operations
before Income Taxes                                 (26)      440      1,164    (62.2)%
Income tax expense                                   25        99        396    (75.0)%
                                                -------    ------     ------    -----
Income (loss) from Continuing Operations, net       (51)      341        768    (55.6)%
                                                =======    ======     ======    =====

Earnings (loss) per Share from Continuing
 Operations - Diluted                            ($0.01)    $0.10      $0.24    (58.3)%
Effective Tax Rate (%) - Continuing Operations    (96.2)%    22.5%      34.0%   (11.5)pts.

Income (loss) from Discontinued Operations, net    (433)        -          -       NA
Earnings (loss) per Share from Discontinued
 Operations - Diluted                            ($0.13)        -          -       NA

Net Income (loss)                                  (484)        -          -       NA
Earnings (loss) per Share - Diluted              ($0.14)        -          -       NA


-----------
  The accompanying notes are an integral part of the financial schedules. Certain prior period amounts have been reclassified to conform to the current period presentation.
 *Excludes Avaya, which was spun off on September 30, 2000, Consumer Products, amortization of goodwill and other acquired intangibles and one-time items, including IPRD. (see Notes D, G, and I).
**Change between the pro forma 3-month periods ending 9/30/00 and 9/30/99.
  NA = Not Applicable

Pro Forma Percentage-of-Revenue Analysis from Continuing Operations*
(Unaudited)
                                          For the Three Months Ended
                                    --------------------------------------
                                    9/30/00          9/30/99        Change
                                    -------          -------        ------
Costs                                 62.6%            54.6%         8.0
                                    -------          -------        ------
Gross Margin                          37.4%            45.4%        (8.0)
                                    -------          -------        ------
SG&A                                  19.3%            17.9%         1.4
Research and Development              12.0%            13.0%        (1.0)
                                    -------          -------        ------
Total Operating Expenses              31.3%            30.9%         0.4
                                    -------          -------        ------

Operating Income                       6.1%            14.5%        (8.4)
                                    =======          =======        ======
----------
The accompanying notes are an integral part of the financial schedules. *Excludes Avaya, which was spun off on September 30, 2000, Consumer Products, amortization of goodwill and other acquired intangibles and one-time items, including IPRD. (see Notes D, G, and I).

Income Statement Discussion and Related Items for Pro Forma Continuing
Operations

The current and year-ago quarters are presented on a pro forma continuing operations basis and exclude Avaya, Consumer Products, amortization of goodwill and other acquired intangibles and one-time items, including IPRD (see Notes D, G, and I).

GROSS MARGIN for the quarter was $3,244 million, a decrease of $464 million or (12.5)% over the year-ago quarter. As a percentage of revenue, gross margin for the quarter was 37.4%, a decrease of 6.1 percentage points from the third quarter of this year, and a decrease of 8.0 percentage points over the year-ago quarter. The margin erosion was primarily due to: decreased volumes and margins in the optical networking and switching businesses; increased pricing pressures in our other businesses; and Lucent's expansion into overseas markets.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES were $1,674 million, an increase of $214 million or 14.7% from the year-ago quarter. The increase was primarily due to specific credit concerns in the emerging service provider market that led to increasing reserves for bad debt related to trade receivables. As a percentage of revenue, SG&A was 19.3% for the quarter, an increase of 1.4 percentage points from the year-ago period, and an increase of 3.5 percentage points sequentially.

RESEARCH AND DEVELOPMENT EXPENSES were $1,039 million, a decrease of $27 million or 2.5% over the year-ago quarter. As a percentage of revenue, quarterly R&D spending was 12.0%, a decrease of 1.0 percentage point from the year-ago period, and an increase of 0.4 percentage points sequentially.

OPERATING INCOME decreased $651 million - to $531 million - resulting in an operating margin of 6.1%. For the year-ago quarter, the Company reported an operating margin of 14.5% on operating income of $1,182 million.

OTHER INCOME - NET decreased $59 million - to $15 million for the quarter as compared with $74 million in the year-ago quarter. The decrease primarily reflects lower gains from sales of equity investments.

INTEREST EXPENSE increased $14 million to $106 million for the quarter from $92 million in the year-ago quarter largely due to higher debt levels, higher weighted average commercial paper balances and higher interest rates.

PRO FORMA EFFECTIVE INCOME TAX RATE for the quarter was 22.5%, a decrease of
11.5 percentage points from 34.0% in the year-ago quarter, primarily due to increased research tax credits and the tax impact of non-U.S. activity.

PRO FORMA NET INCOME FROM CONTINUING OPERATIONS decreased $427 million to $341 million, or $0.10 per diluted share, for the quarter versus pro forma net income from continuing operations for the year-ago quarter of $768 million, or $0.24 per diluted share.


Balance Sheet Discussion and Related Items

Pursuant to Generally Accepted Accounting Principles (GAAP), the September 30, 1999 Balance Sheet has been reclassified and segregates the assets and liabilities of Avaya. The net assets of Avaya are reflected on one line "Net Assets from Discontinued Operations". As of the spin-off date, the net assets of Avaya were reclassified through equity.

TOTAL ASSETS increased $13.4 billion or 37.9% from September 30, 1999 to $48.8 billion as of September 30, 2000 largely due to the increase of $9.0 billion in goodwill related to recent acquisitions. In addition, receivables increased $0.8 billion or 8.6% from September 30, 1999 and decreased $0.5 billion, or 5.4% compared with June 30, 2000. During the current quarter, approximately $550 million of receivables for one large non-U.S. customer were sold.

Inventories increased $1.4 billion or 33.9% from September 30, 1999 to $5.7 billion as of September 30, 2000 and $741 million or 15.0% when compared to June 30, 2000. Prepaid pension costs increased $1 billion or 18.0% from September 30, 1999 to $6.4 billion, primarily due to higher rates of return on plan assets. Contracts in process, net increased $0.8 billion from $1.1 billion on September 30, 1999 to $1.9 billion as of September 30, 2000 due to the start-up of several long-term projects. Other assets increased $1.0 billion or 46.2% largely due to increased investments and the capitalization of internal use software.

TOTAL LIABILITIES As of September 30, 2000, total liabilities were $22.6 billion, an increase of $1.2 billion or 5.5% from September 30, 1999. This increase was driven by increased commercial paper balances.

TOTAL SHAREOWNERS' EQUITY Total shareowners' equity was $26.2 billion as of September 30, 2000, an increase of $12.2 billion or 87.8% from September 30, 1999. The increase was primarily due to increases in additional paid-in capital associated with the issuance of stock for business acquisitions and the exercise of stock options.

DEBT TO CAPITAL RATIO The Company's debt ratio at September 30, 2000 was 20.0%. On September 30, 1999, the Company's debt ratio was 29.6%. The decrease was directly related to the increase in shareowners' equity partially offset by the increase in total debt. Debt ratio is defined as the ratio of total debt to total capital (debt plus equity).

NET DEBT TO CAPITAL RATIO The Company's net debt to total capital ratio at September 30, 2000, was 16.3%. On September 30, 1999, the ratio was 23.1%. The net debt to total capital ratio is defined as the ratio of total debt less cash to total capital less cash.

TOTAL EMPLOYMENT as of September 30, 2000 was approximately 126,000. This figure reflects employees from Lucent continuing operations and excludes the employees of Avaya.

Consolidated Balance Sheets
(Unaudited; Millions of Dollars, except share and per share amounts)



                                                 9/30/00    9/30/99    Change
                                                --------   --------   --------
  ASSETS
  Cash and cash equivalents                        1,467      1,686     (13.0)%
  Receivables                                      9,558      8,799       8.6 %
    less allowances of $501 and $318
  Inventories                                      5,677      4,240      33.9 %
  Contracts in process, net                        1,881      1,102      70.7 %
  Deferred income taxes, net                       1,165      1,472     (20.9)%
  Other current assets                             1,742      1,941     (10.3)%
                                                 -------    -------    -------
  Total Current Assets                            21,490     19,240      11.7 %
  Property, plant, and equipment, net              7,084      6,219      13.9 %
  Prepaid pension costs                            6,440      5,459      18.0 %
  Capitalized software development costs             688        436      57.8 %
  Goodwill and other acquired intangibles, ne      9,945        960        NM
  Other assets                                     3,145      2,151      46.2 %
  Net assets from discontinued operations              -        907    (100.0)%
                                                 -------    -------    -------
  Total Assets                                    48,792     35,372      37.9 %
                                                 =======    =======    =======
  LIABILITIES
  Accounts payable                                 2,813      2,537      10.9 %
  Payroll and benefit-related liabilities          1,210      1,788     (32.3)%
  Debt maturing within one year                    3,483      1,705     104.3 %
  Other current liabilities                        3,371      3,120       8.0 %
                                                 -------    -------    -------
  Total Current Liabilities                       10,877      9,150      18.9 %
  Post-retirement and post-employment benefit      5,548      5,651      (1.8)%
    Liabilities
  Long-term debt                                   3,076      4,162     (26.1)%
  Deferred income taxes, net                       1,266        870      45.5 %
  Other liabilities                                1,853      1,603      15.6 %
                                                 -------    -------    -------
  Total Liabilities                               22,620     21,436       5.5 %

  SHAREOWNERS' EQUITY
  Common stock*                                       34         31       9.7 %
  Additional paid-in capital                      20,390      7,994     155.1 %
  Guaranteed ESOP obligations                        (16)       (33)     51.5 %
  Retained earnings                                6,129      6,188      (1.0)%
  Accumulated other comprehensive income (loss)     (365)     (244)     (49.6)%
                                                 -------    -------    -------
  Total Shareowners' Equity                       26,172     13,936      87.8 %
                                                 -------    -------    -------
  Total Liabilities and Shareowners' Equity       48,792     35,372      37.9 %
                                                 =======   ========   ========
  ----------

  The accompanying notes are an integral part of the financial schedules.
  * $0.01 per share par value; 10,000,000,000 authorized shares; 3,384,332,104 outstanding shares on  9/30/00.
  3,142,537,636 outstanding shares on 9/30/99.
  NM = Not Meaningful

        Pro Forma Quarterly Income Statement From Continuing Operations*
           (Unaudited; Millions Of Dollars, Except Per Share Amounts)



                                                                         For The Three Months Ended
                                      --------------------------------------------------------------------------------------------
                                      9/30/00      6/30/00     3/31/00    12/31/99     9/30/99     6/30/99     3/31/99    12/31/98
                                      --------------------------------------------------------------------------------------------
Revenue                                 $8,680      $8,713      $8,279      $7,905      $8,166      $7,245      $6,694      $7,805
Costs                                    5,436       4,923       4,829       4,223       4,458       3,743       3,406       3,501
                                        ------      ------      ------      ------      ------      ------      ------      ------
Gross Margin                             3,244       3,790       3,450       3,682       3,708       3,502       3,288       4,304
Operating Expenses
   Selling, General and Admin.           1,674       1,376       1,339       1,184       1,460       1,286       1,224       1,148
   Research and Development              1,039       1,015       1,032         921       1,066       1,056       1,134         902
                                        ------      ------      ------      ------      ------      ------      ------      ------
Total Operating Expenses                 2,713       2,391       2,371       2,105       2,526       2,342       2,358       2,050
                                        ------      ------      ------      ------      ------      ------      ------      ------
Operating Income                           531       1,399       1,079       1,577       1,182       1,160         930       2,254
Other Income (Expense), Net                 15         119        (32)          62          74          11        (47)          87
Interest Expense                           106          79          82          81          92          97          73          56
                                        ------      ------      ------      ------      ------      ------      ------      ------
Income from Continuing Operations
  Before Taxes                             440       1,439         965       1,558       1,164       1,074         810       2,285
Income Tax Expense                          99         432         295         483         396         342         257         745
                                        ------      ------      ------      ------      ------      ------      ------      ------
Income From Continuing Operations,
  Net                                      341       1,007         670       1,075         768         732         553       1,540
                                        ======      ======      ======      ======      ======      ======      ======      ======
Earnings Per Share From Continuing
  Operations --
   Diluted                               $0.10       $0.30       $0.20       $0.33       $0.24       $0.23       $0.17       $0.49
                                     ---------- ----------- ----------- ----------- ----------- ----------- ----------- -----------
Effective Tax Rate                       22.5%       30.0%       30.6%       31.0%       34.0%       31.8%       31.7%       32.6%

                                              For Twelve Months Ended
                                           -------------------------------
                                           9/30/00      9/30/99    9/30/98
                                           -------------------------------
Revenue                                    $33,577     $29,910     $24,367
Costs                                       19,411      15,108      12,938
                                           -------     -------     -------
Gross Margin                                14,166      14,802      11,429
Operating Expenses
   Selling, General and Admin.               5,573       5,118       4,319
   Research and Development                  4,007       4,158       3,667
                                           -------     -------     -------
Total Operating Expenses                     9,580       9,276       7,986
                                           -------     -------     -------
Operating Income                             4,586       5,526       3,443
Other Income (Expense), Net                    164         125         211
Interest Expense                               348         318         143
                                           -------     -------     -------
Income from Continuing Operations
  before Taxes                               4,402       5,333       3,511
Income Tax Expense                           1,309       1,740       1,205
                                           -------     -------     -------
Income From Continuing Operations,
  Net                                        3,093       3,593       2,306
                                           =======     =======     =======
Earnings Per Share From Continuing
  Operations --
   Diluted                                   $0.93       $1.12       $0.74
                                        ----------- ----------- -----------
Effective Tax Rate                           29.7%       32.6%       34.3%


---------
The accompanying notes are an integral part of the financial schedules.
Certain prior period amounts have been reclassified to conform to the current period presentation.
*Pro forma continuing operations excludes Avaya, Consumer Products, amortization of goodwill and other acquired intangibles and one-time items, including IPRD (see Notes D, G, and I).

        Pro Forma Quarterly Revenue Analysis From Continuing Operations*
                        (Unaudited; Millions Of Dollars)

                                                                   For The Three Months Ended
                                         ------------------------------------------------------------------------------
                                         9/30/00   6/30/00    3/31/00   12/31/99  9/30/99   6/30/99   3/31/99  12/31/98
                                         ------------------------------------------------------------------------------

Service Provider Networks                 $6,479    $6,885    $6,682    $6,463     $6,831     $5,923   $5,499   $6,580
Microelectronics and Communications
   Technologies                            2,139     1,809     1,578     1,427      1,346      1,306    1,176    1,198
Other and Corporate                           62        19        19        15        (11)        16       19       27
                                          ------    ------    ------    ------     ------     ------   ------   ------
*Total Pro Forma Revenue From
   Continuing Operations*                 $8,680    $8,713    $8,279    $7,905     $8,166     $7,245   $6,694   $7,805
                                          ======    ======    ======    ======     ======     ======   ======   ======

                                                For Twelve Months Ended
                                            ---------------------------------
                                            9/30/00      9/30/99      9/30/98
                                            ---------------------------------
Service Provider Networks                   $26,509      $24,833      $20,116
Microelectronics and Communications
   Technologies                               6,953        5,026        4,134
Other and Corporate                             115           51          117
                                            -------      -------      -------
*Total Pro Forma Revenue From
   Continuing Operations*                   $33,577      $29,910      $24,367
                                            =======      =======      =======

---------
The accompanying notes are an integral part of the financial schedules.
* Excludes Avaya and Consumer Products (see Notes D and I).



 Pro Forma Quarterly Percentage-Of-Revenue Analysis From Continuing Operations*
                                  (Unaudited)

                                                                     For The Three Months Ended
                                           -----------------------------------------------------------------------------------------
                                           9/30/00   6/30/00     3/31/00    12/31/99     9/30/99      6/30/99    3/31/99    12/31/98
                                           -----------------------------------------------------------------------------------------
 Revenue                                      100%      100%        100%        100%        100%        100%        100%        100
 Costs                                       62.6%     56.5%       58.3%       53.4%       54.6%       51.7%       50.9%       44.9%
                                            ------    ------      ------      ------      ------      ------      ------      ------

 Gross Margin                                37.4%     43.5%       41.7%       46.6%       45.4%       48.3%       49.1%       55.1%
 Operating Expenses
   Selling, General and Admin.               19.3%     15.8%       16.2%       15.0%       17.9%       17.7%       18.3%       14.7%
   Research and Development                  12.0%     11.6%       12.4%       11.6%       13.0%       14.6%       16.9%       11.6%
                                            ------    ------      ------      ------      ------      ------      ------      ------
 Total Operating Expenses                    31.3%     27.4%       28.6%       26.6%       30.9%       32.3%       35.2%       26.3%
                                            ------    ------      ------      ------      ------      ------      ------      ------
 Operating Income                             6.1%     16.1%       13.0%       20.0%       14.5%       16.0%       13.9%       28.9%
Income From Continuing Operations, Net        3.9%     11.6%        8.1%       13.6%        9.4%       10.1%        8.3%       19.7%
                                            ======    ======      ======      ======      ======      ======      ======      ======

                                                   For Twelve Months Ended
                                               --------------------------------
                                               9/30/00      9/30/99     9/30/98
                                               --------------------------------
 Revenue                                          100%         100%        100%
 Costs                                           57.8%        50.5%       53.1%
                                               -------      -------     -------
 Gross Margin                                    42.2%        49.5%       46.9%
 Operating Expenses
   Selling, General And Admin.                   16.6%        17.1%       17.7%
   Research And Development                      11.9%        13.9%       15.1%
                                               -------      -------     -------
 Total Operating Expenses                        28.5%        31.0%       32.8%
                                               -------      -------     -------
 Operating Income                                13.7%        18.5%       14.1%
Income From Continuing Operations, Net            9.2%        12.0%        9.5%
                                               =======      =======     =======

----------
The accompanying notes are an integral part of the financial schedules.
*Pro forma continuing operations excludes Avaya, Consumer Products, amortization of goodwill and other acquired intangibles and one-time items, including IPRD (see Notes D, G, and I)

Fiscal Year 2000 Pro Forma Revenue from Continuing Operations*
(Unaudited; Millions of Dollars)

                                                 For the Twelve Months Ended
                                                 ----------------------------
                                                  9/30/00   9/30/99    Change
                                                 --------   -------    ------
Service Provider Networks                         26,509     24,833     6.8 %
Microelectronics and
  Communications Technologies                      6,953      5,026    38.3 %
Other and Corporate                                  115         51      NM
                                                  ------     ------    ----
Pro Forma Revenue from Continuing
Operations*                                       33,577     29,910    12.3 %
                                                  ======     ======    ====
---------
The accompanying notes are an integral part of the financial schedules.
* Excludes Avaya and Consumer Products (see Notes D and I).
NM = Not Meaningful

Fiscal Year 2000 Pro Forma Income Statement from Continuing Operations* (Unaudited; Millions of Dollars, except per share amounts)


                                            For the Twelve Months Ended
                                    ----------------------------------------
                                    As Reported           Pro Forma
                                    -----------  ---------------------------
                                      9/30/00   9/30/00    9/30/99    Change**

Revenue                               $33,813   $33,577    $29,910     12.3 %
Costs                                  19,539    19,411     15,108     28.5 %
                                      -------   -------    -------   ------
Gross Margin                           14,274    14,166     14,802     (4.3)%
   Selling, general and
    administrative, before
    amortization of goodwill and
    other acquired intangibles          5,715     5,573      5,118      8.9 %
   Amortization of goodwill and
    other acquired intangibles            551         -          -       NA
                                      -------   -------    -------   ------
Total Selling, General and
  Administrative                        6,266     5,573      5,118      8.9 %
   Research and Development             4,018     4,007      4,158     (3.6)%
   In-process Research and
    Development                         1,005         -          -       NA
                                      -------   -------    -------   ------
Total Operating Expenses               11,289     9,580      9,276      3.3 %
                                      -------   -------    -------   ------
Operating Income                        2,985     4,586      5,526    (17.0)%
Other Income, net                         366       164        125     31.2 %
Interest Expense                          348       348        318      9.4 %
                                      -------   -------    -------   ------
Income from Continuing
  Operations before
  Income Taxes                          3,003     4,402      5,333    (17.5)%
Income Tax Expense                      1,322     1,309      1,740    (24.8)%
                                      -------   -------    -------   ------
Income from Continuing
   Operations, net                      1,681     3,093      3,593    (13.9)%
Earnings per Share from Continuing
   Operations - Diluted                 $0.51     $0.93      $1.12    (17.0)%

Income (Loss) from
   Discontinued Operations, net          (462)        -          -     NA
Earnings per Share from
   Discontinued Operations
     Diluted                           ($0.14)        -          -     NA

Net Income                             $1,219         -          -     NA
Earnings per Share -- Diluted           $0.37         -          -     NA

--------
The accompanying notes are an integral part of the financial schedules. *Excludes Avaya, Consumer Products, amortization of goodwill and other acquired intangibles and one-time items, including IPRD (see Notes D, G, &
I) and the cumulative effect of accounting change of $1,308 million (net of tax of $842 million) in fiscal year 1999.
**Change between the pro forma 12-month periods ending 9/30/00 and 9/30/99. NA = Not Applicable

Fiscal Year 2000 Pro Forma Percentage-of-Revenue Analysis from Continuing operations* (Unaudited)

                                            For the Twelve Months Ended
                                       --------------------------------------
                                       9/30/00          9/30/99        Change
                                       -------          -------        ------
Costs                                   57.8%            50.5%          7.3
                                        -----            -----         -----
Gross Margin                            42.2%            49.5%         (7.3)

SG&A                                    16.6%            17.1%         (0.5)
Research AND development                11.9%            13.9%         (2.0)
                                        -----            -----         -----
Total Operating Expenses                28.5%            31.0%         (2.5)
                                        -----            -----         -----
Operating Income                        13.7%            18.5%         (4.8)
                                        =====            =====         =====
-----------
The accompanying notes are an integral part of the financial schedules. *Excludes Avaya, Consumer Products, amortization of goodwill and other acquired intangibles and other one-time items, including IPRD (see Notes D, G, and I).

                   NOTES TO CONSOLIDATED FINANCIAL SCHEDULES


A)    Acquisitions

The following tables present information about certain acquisitions. All charges were recorded in the quarter in which the transaction was completed. On a pro forma basis, if the following acquisitions had occurred on October 1, 1999, the amortization of goodwill and other acquired intangibles would have increased by approximately $931 million for the twelve months ended September 30, 2000. The charges below have been excluded from the financial schedules above.

FISCAL YEAR 2000 ACTIVITIES:

                                                                                                            Financial Statement
  Transaction and Quarter                                Aggregate               IPRD Impact on                   Impact
         Completed                Description          Purchase Price             diluted EPS                 ("As Reported")
  -----------------------         -----------          --------------            --------------            -------------------
ACQUISITIONS

SpringTide Networks           Provider in network   $1.3 billion in       $131 million (non-tax         Charge recorded to IPRD
Completed September 30,       switching equipment   stock and options     impacting) charge for IPRD
2000                                                                      ($0.04 per share)

Chromatis Networks,           Leader in metro       $4.8 billion in       $428 million (non-tax         Charge recorded to IPRD
completed June 30, 2000       optical networking    stock and options     impacting) charge for IPRD
                              systems.                                    ($0.13 per share)

Herrmann Technology,          Supplier of devices   $432 million in       $34 million (non-tax          Charge recorded to IPRD
completed June 30, 2000       for next-generation   stock and options     impacting) charge for IPRD
                              DWDM optical                                ($0.01 per share)
                              networks.

Agere,                        Developer of          $377 million in       $94 million (non-tax          Charge recorded to IPRD
Completed June 30, 2000       programmable          stock and options     impacting) charge for IPRD
                              network processor                           ($0.03 per share)
                              technology.

Ortel,                        Developer of          $3.0 billion in       $307 million (non-tax         Charge recorded to IPRD
Completed June 30, 2000       optoelectronic        stock                 impacting) charge for IPRD
                              components for        and options           ($0.10 per share)
                              cable TV networks.

DeltaKabel,                   Developer of cable    $52 million in cash   None                          None
Completed June 30, 2000       modem and Internet
                              Telephony (IP)
                              solutions

VTC,                          Supplier of           $104 million in cash  $7 million charge ($11        Charge recorded to IPRD
Completed March 31, 2000.     semiconductor                               million  pretax) for IPRD
                              components to                               ($0.00 per share)
                              computer disk drive
                              manufacturers.

B)  Internal Use Software - Continuing Operations

Effective October 1, 1999, Lucent adopted Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). As a result, certain costs of computer software developed or obtained for internal use have been capitalized and will be amortized over a three-year period. The impact of adopting SOP 98-1 was a reduction of costs and operating expenses of approximately $61 million and $252 million during the three and twelve months ended September 30, 2000, respectively.

C) Diluted Earnings Per Share (EPS) Discussion

All share and earnings per share data for the periods presented have been restated to reflect the two-for-one split of the Company's common stock which became effective on April 1, 1999.

Weighted average shares and earnings per share on Pro Forma Income from continuing operations, have been provided in the following tables:



                                                  Weighted       Pro Forma Net
                                  Period          Average         Income from
                                                  Shares          Continuing
                                                 (Millions)      Operations Per
                                                                Share - Diluted*
                                 ---------      -----------    -----------------
For the Three Months Ended        12/31/98         3,172.3          $0.49
                                   3/31/99         3,213.5          $0.17
                                   6/30/99         3,230.4          $0.23
                                   9/30/99         3,249.5          $0.24
                                  12/31/99         3,268.0          $0.33
                                   3/31/00         3,273.7          $0.20
                                   6/30/00         3,331.2          $0.30
                                   9/30/00         3,423.9          $0.10

For The Twelve Months Ended        9/30/98         3,110.6          $0.74
                                   9/30/99         3,218.5          $1.12
                                   9/30/00         3,325.9          $0.93

-----------
*Excludes Avaya, which was spun off on September 30, 2000, Consumer Products, amortization of goodwill and other acquired intangibles and one-time items, including IPRD (see Notes D, G, and I).

D) Consumer Products Business

On October 1, 1997, Lucent contributed its Consumer Products business to a new venture formed by Lucent and Philips Electronics N.V. ("Philips") in exchange for 40% ownership of PCC. In December 1998, Lucent and Philips ended the PCC venture and regained control of their original businesses. The results of operations and net assets of the remaining businesses Lucent previously contributed to PCC were consolidated as of October 1, 1998. This revenue is included in Other and Corporate. In December 1998, Lucent sold certain assets of its wireless handset business to Motorola. During the quarter ended March 31, 2000, Lucent completed the sale of its remaining consumer products business.

For purposes of making comparable year-over-year comparisons of Lucent's continuing business, the following represent the EXTERNAL revenue for Lucent's total consumer products business for the indicated quarters and fiscal year.

     12/31/98          3/31/99           6/30/99           9/30/99            FY1999           12/31/99           3/31/00
    ----------        ---------         ---------         ---------          --------         ----------         ---------
       $231M            $137M             $158M             $181M             $707M             $160M              $76M

E) Customer Financing - Continuing Operations

As of September 30, 2000, Lucent had made commitments or entered into agreements to extend credit to certain customers, including PCS and wireless operators, for an aggregate of approximately $6.7 billion. Excluding amounts that are not available because customers have not yet satisfied the conditions precedent for borrowing, at September 30, 2000, approximately $3.3 billion in loan commitments was available for borrowing and undrawn and approximately $1.3 billion had been advanced and was outstanding. In addition, Lucent had made commitments to guarantee customer debt of about $1.4 billion at September 30, 2000. Excluding amounts not available for guarantee because conditions precedent have not been satisfied, approximately $600 million of guarantees was available and undrawn and approximately $770 million was outstanding on September 30, 2000.

F) Recent Events

Spring Tide Networks
On September 18, 2000, Lucent acquired Spring Tide Networks, a privately-held Maynard, Massachusetts-based leader in network switching equipment. As part of the transaction, Lucent issued approximately 25 million common shares and assumed employee stock options covering an additional 3 million common shares. The acquisition was accounted for as a purchase and resulted in a $131 million, one-time charge against earnings for IPRD during the fourth fiscal quarter, and $1.2 billion in goodwill and other acquired intangibles to be amortized over a period of seven years.

Microelectronics Spinoff
On July 20, 2000, Lucent announced its intention to spin off its microelectronics business, which includes the optoelectronics components and integrated circuits divisions, into a separate and independent company. The new company is called Agere Systems Inc. ("Agere Systems"). On December 11, 2000, a Form S-1 registration statement was filed with the SEC in anticipation of an initial public offering ("IPO") of Agere Systems and Lucent intends to distribute the remaining shares in a tax-free distribution. In connection with the spin-off, Lucent may be adjusting its capital structure including a possible reduction in the amount of debt outstanding. The IPO is expected to be completed in the quarter ending March 31, 2001, and completion of the spin-off is expected by the end of the 2001 fiscal year. This document does not constitute the offering of any securities which will be made only by a prospectus filed with the SEC. The IPO and spin-off are subject to certain conditions, including a favorable tax ruling by the IRS.

Sale of Power business
On May 3, 2000 Lucent announced it is seeking a buyer for its Power Systems business, a leading supplier of power products for the telecommunications and computer industries. On November 13, 2000, Lucent entered into an agreement to sell its power systems business to Tyco International Ltd., a diversified manufacturing and service company, for $2,500 million in cash. The sale, which is subject to regulatory approval and other customary closing conditions, is expected to close by December 31, 2000.

Enterprise Networks Group
On March 1, 2000, Lucent announced plans to spin off its enterprise networks business to shareowners, forming a separate company that will focus directly and independently on the enterprise networking market. On June 27, 2000, the new company announced that it would be named Avaya. The spin-off was accomplished through a tax-free distribution of shares to Lucent's shareowners on September 30, 2000.

Expectations for First Fiscal Quarter of 2001
For the first fiscal quarter of 2001, Lucent anticipates a substantial decline in revenues compared to the year-ago quarter, and a substantial loss from continuing operations. This reflects a significant sales decline in North America due to an overall softening in the competitive local exchange carrier market, slowdown in capital spending by established service providers, lower software sales and a more focused use of vendor financing by Lucent.

Lowered Credit Ratings
On December 21, 2000, Moody's Investors Service lowered Lucent's credit rating on senior unsecured long-term debt from A2 to A3 and on commercial paper from Prime-1 to Prime-2; the A3 rating remains on review for possible further downgrade, and Moody's concluded the review of the commercial paper rating. Also on December 21, 2000, Standard & Poor's lowered Lucent's credit rating on senior unsecured long-term debt from A to BBB+ and the commercial paper rating from A-1 to A-2, both of which remain on CreditWatch with the possibility of further downgrades. Lucent believes that it will have sufficient capital resources to fulfill its own operational and capital needs, as well as to extend credit to customers when appropriate, although there can be no assurance that this will occur.


G) Pro Forma Net Income from Continuing Operations
Pro forma net income from continuing operations for the September 30, 2000 quarter excludes amortization of goodwill and other acquired intangibles of $335 million, and $131 million (non-tax impacting) (or $0.04 per share) for IPRD associated with the Spring Tide acquisition. Pro forma net income from continuing operations for the September 30, 1999 quarter excludes amortization of goodwill and other acquired intangibles of $172 million, and $152 million ($84 million after-tax) of one-time costs primarily associated with Ascend, Livingston, and Nexabit, and a gain of $274 million ($167 million after-tax) associated with the sale of an equity investment.


For purposes of making equivalent year-over-year comparisons of Lucent's pro forma results from continuing operations, the following are the continuing operations' IPRD expenses and amortization of goodwill and other acquired intangibles amounts over the last eight quarters and two fiscal years.


In-Process Research and Development Expense - Pre-Tax

12/31/98    3/31/99    6/30/99    9/30/99    FY1999    12/31/99    3/31/00    6/30/00    9/30/00    FY 2000
--------    -------    -------    -------    ------    --------    -------    -------    -------    -------
 $295M       $(6)M        -         $3M       $292M        -         $11M      $863M      $131M     $1,005M


Amortization of goodwill and other acquired intangibles - Pre-Tax

12/31/98    3/31/99    6/30/99    9/30/99    FY1999    12/31/99    3/31/00    6/30/00    9/30/00    FY 2000
--------    -------    -------    -------    ------    --------    -------    -------    -------    -------
 $45M        $47M        $46M      $172M*     $310M      $50M        $48M       $118M      $335M      $551M

__________
* Includes a $109 million write-off of Livingston goodwill and other acquired intangibles.



H) Pro Forma Operating Income from Continuing Operations*
   (Unaudited; Millions of Dollars)

                                                        For the Three Months Ended
                                                      -------------------------------
                                                      9/30/00      9/30/99     Change
                                                      -------      -------     ------
Service Provider Networks                               (98)        1,020        NM
Microelectronics and Communications Technologies        652           164        NM
Total Reportable Segments                               554         1,184      (53.2)%
Other and Corporate                                     (23)           (2)       NM
                                                        ---         -----      -----
Operating Income                                        531         1,182      (55.1)%
                                                        ===         =====      =====

_________
* Excludes Avaya, Consumer Products, amortization of goodwill and other acquired intangibles and one-time items, including IPRD (see Notes D, G, and I).
  NM = Not Meaningful

I)  Discontinued Operations
Pursuant to Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" ("APB30"), the consolidated financial statements of Lucent have been reclassified to reflect the spin-off of Avaya. Accordingly, the revenue, costs and expenses, assets and liabilities of this business have been segregated in the Consolidated Statements of Income and the September 30, 1999 Consolidated Balance Sheet. The net operating results and net assets of this business have been reported as "Discontinued Operations" in those financial statements.

Summarized financial information for the discontinued operations is as follows:

                                           For the Three Months Ended
                                      -------------------------------------
                                        9/30/00                    9/30/99
                                      ----------                  ---------
Income from Discontinued
  Operations
  (after applicable income
   taxes of $95 million)                     --                        248

Loss on Disposal of
  BUSINESS
  (after applicable income
   tax benefit of $210 million)            (433)                        --

(Loss) income from
   Discontinued Operations                 (433)                       248
                                           ====                        ===

The loss on disposal of Avaya recorded in the Company's results for the fourth quarter ended September 30, 2000 reflects the additional costs directly associated with the disposition, the loss of Avaya between the measurement date and the spin date of September 30, 2000, and an estimate previously reflected in the prior quarter. The costs reflect those components of the Avaya business reorganization plan, including a business restructuring charge, along with transaction costs for the spin-off. Major components of the reorganization plan included employee separation, real estate consolidation and computer information costs.

Please note, the discontinued operations financial results presented by Lucent will differ from the results reported by Avaya because of different assumptions and allocations required to be made by the two companies.

J)  Special Purpose Trust
In September 2000, Lucent and a third party financial institution arranged for the creation of a non-consolidated Special Purpose Trust (the "Trust") for the purpose of allowing Lucent from time to time to sell on a limited-recourse basis up to a maximum of $970 million of customer finance loans and receivables (the "Loans") at any given point in time through a wholly-owned bankruptcy-remote subsidiary who in turn will sell the Loans to the Trust. Lucent has also agreed, in the case of foreign currency denominated Loans and Loans with a fixed interest rate, to indemnify the Trust for foreign exchange losses and losses due to movements in interest rates (if any), if hedging instruments have not been entered into for such Loans. Lucent will receive a fee from the Trust for either arranging hedging instruments or providing the indemnity. Lucent will continue to service, administer and collect the Loans on behalf of the Trust and receive a fee for performance of these services. Lucent will also receive a fee for referring Loans to the Trust that it purchases from Lucent. At September 30, 2000, Lucent had sold $579 million of Loans into the Trust. The impact of this transaction increased cash flows from operating activities by $575 million.

This document contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include price and product competition, dependence on new product development, reliance on major customers and suppliers, customer demand for our products and services, the ability to successfully integrate acquired companies, availability of manufacturing capacity, components and materials, control of costs and expenses, international growth, credit concerns in the emerging service provider market, our credit rating and ability to provide customer financing when appropriate, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the reports filed by Lucent with the Securities and Exchange Commission. Lucent disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                          LUCENT TECHNOLOGIES INC.



Date:  December 28, 2000                  By:   /s/ Mark G. Gibbens
                                                --------------------------------
                                                Name:  Mark G. Gibbens
                                                Title: Assistant Treasurer